Mail Stop 0610


      June 16, 2005

Mr. Robert Saltmarsh
Chief Financial Officer
Nanogen, Inc.
10398 Pacific Center Court
San Diego, CA 92121


	Re:	Nanogen, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the quarterly period ended March 31, 2005 File No. 000-23541

Dear Mr. Saltmarsh:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant